EXHIBIT 99.1
LA JOLLA PHARMACEUTICAL COMPANY
REPORTS SECOND QUARTER AND YEAR-TO-DATE
FINANCIAL RESULTS
SAN DIEGO, August 4, 2008 — La Jolla Pharmaceutical Company (Nasdaq: LJPC) reported a net loss for the three months ended June 30, 2008 of $14.9 million, or $0.31 per share (on 48.3 million weighted-average shares), compared to a net loss of $13.5 million, or $0.34 per share (on 39.3 million weighted-average shares), for the same period in 2007. The Company reported a net loss for the six months ended June 30, 2008 of $28.6 million, or $0.65 per share (on 43.9 million weighted-average shares), compared to a net loss of $25.4 million, or $0.70 per share (on 36.0 million weighted-average shares), for the same period in 2007.
Research and development expenses increased to $12.7 million and $24.1 million, respectively, for the three and six months ended June 30, 2008 from $12.2 million and $22.6 million, respectively, for the same periods in 2007. These increases were primarily attributable to increased activity in the Phase 3 clinical trial of Riquent®.
General and administrative expenses remained constant at $2.1 million for the three months ended June 30, 2008 and 2007 and slightly decreased to $4.0 million for the six months ended June 30, 2008 from $4.1 million for the same period in 2007.
Cash, cash equivalents and short-term investments as of June 30, 2008 were $40.7 million compared to $39.4 million as of December 31, 2007. Short-term investments of $9.0 million consist of AAA rated student loan auction rate securities net of realized impairment losses of $1.0 million recorded in 2008.
In May 2008, the Company received net proceeds of approximately $28.1 million from the sale of 15.6 million Units (the “Units,” where each Unit consists of one share of common stock, $0.01 par value per share and a warrant to purchase 0.25 shares of common stock) in an underwritten public offering at a price per Unit of $1.92125. The warrants, which represent the right to acquire a total of 3.9 million shares of common stock, are exercisable at a price of $2.15 per share and have a five-year term.
About Riquent
Riquent is being developed to specifically treat lupus renal disease by preventing or delaying renal flares, a leading cause of sickness and death in lupus patients. It is also being studied to assess whether Riquent treatment improves proteinuria, as was observed in previous clinical trials. Proteinuria is an indicator of abnormal renal function. Riquent has been well tolerated in all 14 clinical trials, with no overall difference in the adverse event profiles for Riquent-treated patients compared with placebo-treated patients. Riquent specifically reduces circulating levels of anti-dsDNA antibodies and is also designed to specifically suppress the B cells that make these antibodies. Decreases in these antibodies are believed to be associated with a decreased risk of renal flare. Although clinical benefit has not yet been proven, Riquent treatment has significantly reduced these antibody levels in all clinical trials in which they were measured.
About La Jolla Pharmaceutical Company
La Jolla Pharmaceutical Company is dedicated to improving and preserving human life by developing innovative pharmaceutical products. The Company’s leading product in development is Riquent®, which is designed to treat lupus renal disease by preventing or delaying renal flares. Lupus renal disease is a leading cause of sickness and death in patients with lupus. The Company has also developed potential small molecule drug candidates to treat various other autoimmune and inflammatory conditions. The Company’s common stock is traded on The NASDAQ Global Market under the symbol LJPC. More information about the Company is available on its Web site: http://www.ljpc.com.
The forward-looking statements in this press release involve significant risks, assumptions and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. The analyses of clinical results of Riquent® (abetimus sodium), previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus (lupus), and any other drug candidate that we may develop, including the results of any trials or models that are ongoing or that we may initiate in the future, could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The analysis of the data from our previous Phase 3 trial of Riquent showed that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare, or with respect to its secondary endpoint, time to treatment with high-dose corticosteroids or cyclophosphamide. The results from our clinical trials of Riquent, including the results of any trials that are ongoing or that we may initiate in the future, may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the United States or any other country, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent in order to obtain marketing approval. There can be no assurance, however, that we will have the necessary resources to complete any current or future trials or that any such trials will sufficiently demonstrate the safety and efficacy of Riquent. Our ability to develop and sell our products in the future may be adversely affected by the intellectual property rights of third parties or the validity or enforceability of our intellectual property rights. Additional risk factors include the uncertainty and timing of: our ability to raise additional capital; obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; the timely supply of drug product for clinical trials; our ability to pass all necessary regulatory inspections; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing and sales experience; our ability to make use of the orphan drug designation for Riquent; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Accordingly, you should not rely upon forward-looking statements as predictions of future events. The outcome of the events described in these forward-looking statements are subject to the risks, uncertainties and other factors described in the “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2007, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time. We expressly disclaim any intent to update forward-looking statements.
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La Jolla Pharmaceutical Company
Condensed Consolidated Financial Statements (in thousands except per share amounts)
Summary of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

	(Unaudited)		(Unaudited)
Research and development expenses	$12,732	$12,186	$24,070	$22,561
General and administrative expenses	2,069	2,112	3,975	4,092

Total expenses	14,801	14,298	28,045	26,653

Loss from operations	(14,801)	(14,298)	(28,045)	(26,653)

Interest income	130	838	490	1,332
Interest expense	(44)	(57)	(60)	(66)
Realized loss on investments, net	(220)	—	(957)	—

Net loss	$(14,935)	$(13,517)	$(28,572)	$(25,387)

Basic and diluted net loss per share	$(0.31)	$(0.34)	$(0.65)	$(0.70)

Shares used in computing basic and diluted net loss per share	48,252	39,256	43,941	36,015
Balance Sheet Information

	June 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Cash, cash equivalents, and short-term investments	$40,740	$39,359

Other assets	5,468	5,046

Total assets	$46,208	$44,405

Liabilities and Stockholders’ Equity
Liabilities	$10,730	$10,884

Stockholders’ equity	35,478	33,521

Total liabilities and stockholders’ equity	$46,208	$44,405